Exhibit 5.1

300 North LaSalle

Chicago, Illinois 60654

(312) 862-2000	Facsimile: (312) 862-2200

www.kirkland.com

June         , 2011

YRC Worldwide Inc.

10990 Roe Avenue

Overland Park, Kansas 66211

Dear YRC Worldwide Inc.:

We are acting as special counsel to YRC Worldwide Inc., a Delaware corporation (the “Company”), and each of the Company’s subsidiaries listed on Schedule I hereto (collectively, the “Guarantors”), in connection with the preparation of the Registration Statement on Form S-1 (as amended or supplemented, the “Registration Statement”) (Registration No. 333-174277) originally filed with the Securities and Exchange Commission (the “Commission”) on May 17, 2011, under the Securities Act of 1933, as amended (the “Securities Act”), by the Company and the Guarantors. The Registration Statement relates to the registration of $140,000,000 in aggregate principal amount of the Company’s 10% Series A Convertible Senior Secured Notes due 2015 (the “Series A Notes”) and $61,918,911 in aggregate principal amount of Series A Notes paid-in-kind in respect of interest on the Series A Notes (the “Additional Series A Notes”), $100,000,000 in aggregate principal amount of the Company’s 10% Series B Convertible Senior Secured Notes due 2015 (the “Series B Notes” and together with the Series A Notes, the “Initial Notes”) and $44,227,794 in aggregate principal amount of Series B Notes paid-in-kind in respect of interest or make whole premium on the Series B Notes (the “Additional Series B Notes” and together with the Additional Series A Notes, the “Additional Notes”, the Additional Notes together with the Initial Notes, the “Notes”), 4,999,999 shares of the Company’s Series B Convertible Preferred Stock, par value $1.00 per share (the “Series B Preferred Stock”), 5,978,390,212 shares of the Company’s common stock, par value $0.01 per share (the “Common Shares”) issuable in respect of the Series A Notes, the Additional Series A Notes, the Series B Notes, the Additional Series B Notes and the Series B Preferred Stock, and the guarantees of the Guarantors with respect to the Series A Notes, the Additional Series A Notes, the Series B Notes and the Additional Series B Notes (collectively, the “Guarantees” and together with the Series A Notes, the Additional Series A Notes, the Series B Notes, the Additional Series B Notes, the Series B Preferred Stock and the Common Shares, the “Securities”), as described in the Registration Statement.

YRC Worldwide Inc.

June     , 2011

The issuance of the Initial Notes, the Guarantees in respect of the Initial Notes (collectively, the “Initial Guarantees”) and the Series B Preferred Stock (collectively, the “Initial Securities”) is subject to certain conditions set forth under the caption “The Exchange Offer—Conditions to the Exchange Offer” (the “Closing Conditions”) in the prospectus forming a part of the Registration Statement (the “Prospectus”). In the event the Closing Conditions are satisfied or waived in accordance with the terms of the Prospectus, the Series A Notes and Guarantees in respect of the Series A Notes will be issued pursuant to an indenture (the “Series A Indenture”) dated as of the closing date of the exchange offer as described in the Prospectus (the “Closing Date”) by and among the Company, the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”), the Series B Notes and Guarantees in respect of the Series B Notes will be issued pursuant to an indenture dated as of the Closing Date by and among the Company, the Guarantors and the Trustee (the “Series B Indenture” and together with the Series A Indenture, the “Indentures”), and the Series B Preferred Stock will be issued pursuant to a certificate of designations (the “Certificate of Designations,” together with the Indentures, the “Transaction Documents”) filed with the Secretary of State of Delaware on or before the Closing Date.

In connection with the registration of the Securities, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including: (i) the organizational documents of the Company and the Guarantors, (ii) minutes and records of the corporate proceedings of the Company and the Guarantors, (iii) the Registration Statement and the exhibits thereto and (iv) the Transaction Documents.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the Guarantors and the due authorization, execution and delivery of all documents by the parties thereto other than the Company and the Guarantors. We have not independently established or verified any facts relevant to the opinion expressed herein, but have relied upon statements and representations of the officers and other representatives of the Company and the Guarantors.

We have also assumed that:

(i) the Registration Statement will be effective at the time the Securities are offered as contemplated by the Registration Statement;

YRC Worldwide Inc.

June     , 2011

(ii) any applicable prospectus supplement will have been prepared and filed with the Commission describing the Securities offered thereby to the extent necessary;

(iii) all Securities will be offered and sold in the manner stated in the Registration Statement or any applicable prospectus supplement;

(iv) the Securities will be issued in accordance with, and in the form and containing the terms as set forth in, the Transaction Documents; and

(v) the Company will have obtained any legally required consents, approvals, authorizations and other orders of the Commission and any other federal regulatory agencies necessary for the Securities to be offered and sold in the manner stated in the Registration Statement or any applicable prospectus supplement.

Based upon and subject to the qualifications, assumptions and limitations set forth herein, we are of the opinion that:

1. The Initial Notes will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

2. The Initial Guarantees will constitute valid and binding obligations of the Guarantors enforceable against the respective Guarantors in accordance with their terms.

3. The Additional Notes and the Additional Guarantees, when duly authorized, executed and delivered by the Company and the Guarantors, respectively, in accordance with the Indentures, will be valid and binding obligations of the Company and the Guarantors, respectively, enforceable against the Company and the respective Guarantors in accordance with their terms.

4. The Series B Preferred Stock will be validly issued, fully paid and non-assessable.

5. The Common Shares issuable on account of the Notes and the Series B Preferred Stock will be duly authorized and, when issued and delivered by the Company in accordance with the terms of the Notes and the Transaction Documents, will be validly issued, fully paid and non-assessable.

Our opinion expressed above is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity

YRC Worldwide Inc.

June     , 2011

(regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) public policy considerations which may limit the rights of parties to obtain certain remedies, and (iv) any laws except the federal securities laws of the United States, the laws of the State of New York, the General Corporation Law of the State of Delaware and the Limited Liability Company Act of the State of Delaware, including the applicable provisions of the Delaware constitution and reported judicial decisions interpreting these laws and, with respect to YRC Logistics Services, Inc. and USF Technology Services Inc., each an Illinois corporation, the Illinois Business Corporation Act of 1983, including the applicable statutory provisions, the rules and regulations underlying those provisions, and applicable judicial and regulatory determinations of the State of Illinois. For purposes of our opinion that the Initial Guarantees will be valid and binding obligations of the Guarantors and that the Additional Guarantees, when duly authorized, executed and delivered by the Guarantors in accordance with the Transaction Documents, will be valid and binding obligations of the Guarantors, we have, without conducting any research or investigation with respect thereto, relied on the opinions of: (i) Morgan Lewis & Bockius LLP, with respect to Roadway Next Day Corporation, USF Glen Moore Inc. and New Penn Motor Express, Inc., each a Pennsylvania corporation, (ii) Clark Hill PLC, with respect to USF Holland Inc., a Michigan corporation, (iii) Stoel Rives, LLP, with respect to USF Reddaway Inc., an Oregon corporation, (iv) Kobayashi, Sugita & Goda, with respect to IMUA Handling Corporation, a Hawaii corporation, (v) Husch Blackwell LLP, with respect to USF Dugan Inc., a Kansas corporation, (vi) Snell & Wilmer L.L.P., with respect to USF Bestway Inc., an Arizona corporation, and (vii) Baker Hostetler LLP, with respect to Roadway Reverse Logistics, Inc., an Ohio corporation, that such Guarantors have the requisite corporate power and authority to perform their respect obligations under the Indentures and the applicable Guarantees and that such Guarantees do not conflict with, or require consents under the laws of the Guarantors’ respective states of organization. We are not licensed to practice in any of these states.

We express no opinion with respect to the enforceability of: (i) consents to, or restrictions upon, judicial relief or jurisdiction or venue; (ii) waivers of rights or defenses with respect to stay, extension or usury laws; (iii) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights; (iv) waivers of broadly or vaguely stated rights; (v) provisions for exclusivity, election or cumulation of rights or remedies; (vi) provisions authorizing or validating conclusive or discretionary determinations; (vii) grants of setoff rights; (viii) provisions for the payment of attorneys’ fees where such payment is contrary to law or public policy; (ix) proxies, powers and trusts; (x) restrictions upon non-written modifications and waivers; (xi) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property; (xii) any provision to the extent it requires any party to indemnify any other person against loss in obtaining the currency due following a court judgment in another currency; and (xiii) provisions for liquidated damages, default interest, late charges, monetary

YRC Worldwide Inc.

June     , 2011

penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty.

To the extent that the obligations of the Company and the Guarantors under the Indentures may be dependent on such matters, we assume for purposes of this opinion that the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by the Indentures; that the Indentures will be duly authorized, executed and delivered by the Trustee and will constitute the legally valid and binding obligations of the Trustee, enforceable against Trustee in accordance with their terms; that the Trustee will duly authenticate and deliver the Notes in accordance with the Indentures; that the Trustee is in compliance, generally and with respect to acting as an agent under the Indentures with all applicable laws and regulations; and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indentures.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission. This opinion and consent may be incorporated by reference in a subsequent registration statement filed pursuant to Rule 462(b) of the Rules promulgated under the Securities Act (the “Rules”) with respect to the registration of additional Securities for sale in any offering contemplated by the Registration Statement and shall cover such additional Securities.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the sale of the Securities.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion is limited to the laws, including the Rules, as in effect on the date on which the Registration Statement is declared effective by the Commission under the Securities Act, which laws are subject to change with possible retroactive effect. We assume no obligation to revise or supplement this opinion should the present federal securities laws of the United States, laws of the State of New York, the General Corporation Law of the State of Delaware, the Limited Liability Company Act of the State of Delaware or the Illinois Business Corporation Act of 1983 be changed by legislative action, judicial decision or otherwise.

YRC Worldwide Inc.

June     , 2011

This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Sincerely,

Kirkland & Ellis LLP

Schedule I

Subsidiary Guarantors

Exact Name as Specified in its Charter	State of Incorporation or Organization

YRC Inc.	Delaware

Roadway LLC	Delaware

Roadway Next Day Corporation	Pennsylvania

YRC Enterprise Services, Inc.	Delaware

YRC Regional Transportation, Inc.	Delaware

USF Sales Corporation	Delaware

USF Holland Inc.	Michigan

USF Reddaway Inc.	Oregon

USF Glen Moore Inc.	Pennsylvania

YRC Logistics Services, Inc.	Illinois

IMUA Handling Corporation	Hawaii

YRC Association Solutions, Inc.	Delaware

Express Lane Service, Inc.	Delaware

YRC International Investments, Inc.	Delaware

USF RedStar LLC	Delaware

USF Dugan Inc.	Kansas

USF Technology Services Inc.	Illinois

YRC Mortgages, LLC	Delaware

New Penn Motor Express, Inc.	Pennsylvania

Roadway Express International, Inc.	Delaware

Roadway Reverse Logistics, Inc.	Ohio

USF Bestway Inc.	Arizona

USF Canada Inc.	Delaware

USF Mexico Inc.	Delaware

USFreightways Corporation	Delaware